Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com
Press Release

Photronics Reports Third Quarter Fiscal 2022 Results

BROOKFIELD, Conn. August 30, 2022 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2022 third quarter ended July 31, 2022.

“We achieved our sixth consecutive quarter of record revenue due to strong end market demand, favorable pricing dynamics, and outstanding performance by the entire organization,” said Frank Lee, chief executive officer. “Customers continue to place their trust in Photronics to support their technology roadmap by supplying the high-quality photomasks required for innovative designs that meet consumer demand. We are expanding capacity and growing volumes while controlling costs and capitalizing on operating leverage to deliver higher margins. We are also taking pricing action where appropriate to capture the full value that we are delivering to our customers. Our cash balance grew as we generated strong cash flow from operations, positioning us for continued investments in growth to expand our market-leading presence. I am proud of how the global Photronics team has responded as we look to close out another record year.”

Third Quarter 2022 Results
•	Revenue was $219.9 million, up 8% sequentially and 29% compared with the same period of last year
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Net income attributable to Photronics, Inc. shareholders was $31.2 million ($0.51 per diluted share), compared with $27.4 million ($0.45 per diluted share) in the second quarter of 2022 and $17.1 million ($0.28 per diluted share) in the third quarter 2021

•	Integrated circuit (IC) revenue was $161.3 million, up 11% sequentially and up 37% compared with the same period of last year
•	Flat panel display (FPD) revenue was $58.7 million, flat sequentially and up 11% compared with the same period of last year
•	Cash balance increased to $381 million with $93 million generated from operating activities and $12 million invested in growth through capital expenditures

Fourth Quarter 2022 Guidance

For the fourth quarter of 2022, Photronics expects revenue to be between $205 million and $215 million and net income attributable to Photronics, Inc. shareholders to be between $0.44 and $0.52 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Tuesday, August 30, 2022.  The event can be accessed through the Investors page of Photronics' website (www.photronics.com) or directly at https://register.vevent.com/register/BI5f5ea35d921040438cfa995c228f1b08. The webcast will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2021, the company had 1,728 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

09.22